UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Civeo Corporation
(Name of Registrant as Specified In Its Charter)

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CIVEO CORPORATION
Three Allen Center
333 Clay Street, Suite 4980
Houston, Texas 77002

SUPPLEMENT TO PROXY STATEMENT
RELATING TO ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 14, 2020

This proxy statement supplement should be read together with the definitive proxy statement (the “Proxy Statement”) of Civeo Corporation (the “Company”) filed with the Securities and Exchange Commission on April 13, 2020 in connection with the Company’s 2020 annual meeting of shareholders (the “annual general meeting”) to be held on May 14, 2020.

The purpose of this filing is to update information contained in the Proxy Statement relating to the “broker non-vote” rules that apply to “Proposal 5: To approve a consolidation or reverse share split of the issued and outstanding common shares of the Company, whereby, at the discretion of our board of directors, the outstanding common shares would be combined, converted and changed into a lesser number of common shares at a ratio to be selected by our board of directors in the range of 1:10 to 1:25, and a related amendment to our Notice of Articles to effect a proportional reduction in the number of authorized common shares based on the selected reverse share split ratio (rounded up to the nearest integral multiple of 1,000,000), effective upon implementation of the reverse share split.” The Proxy Statement indicated that Proposal 5 was a “non-routine” item and that, therefore, a broker does not have the discretion to vote uninstructed shares on Proposal 5. The Company has since been advised by the New York Stock Exchange (the “NYSE”) that the NYSE considers Proposal 5 to be a “routine” matter and that a broker who has not received instructions from its clients will have the discretion to vote its clients’ uninstructed shares on Proposal 5. Accordingly, the Company is hereby revising the information in the Proxy Statement to state that, in addition to Proposal 2 (ratification of our independent registered public accounting firm), Proposal 5 is a “routine” proposal for which there will be no broker non-votes because a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

Proposal 5 Vote Requirements

The affirmative vote of 66 2/3% of the votes cast by shareholders of the Company entitled to vote on the matter is required for approval of Proposal 5. Abstentions will have no effect on the proposal. Proposal 5 is a “routine” matter and, as such, a broker will have discretion to vote on Proposal 5 if the broker has received no voting instructions from its clients with respect to that proposal.

Furthermore, the answer to the question titled “Q: If my shares are held in “street name” by my nominee, when will my nominee vote shares for me?” in the section titled “General Information about the Annual General Meeting” in the Proxy Statement is hereby revised to read in its entirety as follows:

“A: For the annual general meeting, if you are a beneficial owner whose shares are held by a bank, broker or other nominee of record, your bank, broker or other nominee of record has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the Auditor Proposal or the Reverse Share Split Proposal, even if it has not received voting instructions from you. However, such nominee does not have discretionary authority to vote on the Director Proposal, the Say-on-Pay Proposal or the EPP Proposal without instructions from you, in which case a broker non-vote will result and your shares will not be voted on those matters and will have no effect on the outcome of these votes. In these cases, the bank, broker or other nominee can include your shares as being present at the annual general meeting for purposes of determining the presence of a quorum but will not be able to vote on these matters for which specific authorization is required under the rules of the NYSE. Your nominee can give you directions on how to instruct the voting of your shares. We encourage you to instruct your nominee how to vote your shares.”

Except as specifically supplemented by the information contained above, all information set forth in the Proxy Statement remains unchanged. From and after the date of this proxy statement supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.